SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Hennessy Advisors, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   425885 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (Continued on following page(s))
                                Page 1 of 6 Pages

------------------------------------            --------------------------------
CUSIP No.       425885 10 0                             Page 2 of 6 Pages
------------------------------------            --------------------------------


================================================================================
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Neil J. Hennessy
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
        NUMBER OF
          SHARES                            948,983
       BENEFICIALLY     --------------------------------------------------------
         OWNED BY             6       SHARED VOTING POWER
           EACH
        REPORTING                           N/A
          PERSON        --------------------------------------------------------
           WITH               7       SOLE DISPOSITIVE POWER

                                            948,983
                        --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER

                                            N/A
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  948,983

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  37.8%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                 IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------            --------------------------------
CUSIP No.       425885 10 0                             Page 3 of 6 Pages
------------------------------------            --------------------------------


Item 1(a).   Name of Issuer:
---------    --------------

Hennessy Advisors, Inc.


Item 1(b).   Address of Issuer's Principal Executive Offices:
---------    -----------------------------------------------

7250 Redwood Blvd., Suite 200
Novato, CA  94945


Item 2(a).   Name of Person Filing:
---------    ---------------------

Neil J. Hennessy


Item 2(b).   Address of Principal Business Office or, if none, Residence:
---------    -----------------------------------------------------------

7250 Redwood Blvd., Suite 200
Novato, CA  94945


Item 2(c).   Citizenship:
---------    -----------

United States


Item 2(d).   Title of Class or Securities:
---------    ----------------------------

Common Stock


Item 2(e).   CUSIP Number:
---------    ------------

425885 10 0


Item 3.      If this statement is filed pursuant to Rules 13d-1(b),  13d-2(b) or
------       -------------------------------------------------------------------
             13d-2(c),  check whether the person filing is a:
             ------------------------------------------------

Inapplicable

------------------------------------            --------------------------------
CUSIP No.       425885 10 0                             Page 4 of 6 Pages
------------------------------------            --------------------------------


Item 4.      Ownership as of December 31, 2005.
------       ---------------------------------

             (a)   Amount Beneficially Owned:

                   948,983 shares*

             (b)   Percent of Class:

                   37.8%

             (c)   Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:

                                  948,983*

                   (ii)   shared power to vote or to direct the vote:

                                  Inapplicable

                   (iii)  sole power to dispose or to direct the disposition of:

                                  948,983*

                   (iv) shared power to dispose or to direct the disposition of:

                                  Inapplicable

             * Includes 33,750 shares subject to presently exercisable employee stock options.

Item 5.      Ownership of Five Percent or Less of a Class.
------       --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

             Instruction: Dissolution of a group requires a response to this item.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
------       ---------------------------------------------------------------

             Inapplicable

------------------------------------            --------------------------------
CUSIP No.       425885 10 0                             Page 5 of 6 Pages
------------------------------------            --------------------------------


Item 7.      Identification  and  Classification of the Subsidiary Which
------       -----------------------------------------------------------
             Acquired the Security Being Reported on By the Parent Holding
             -------------------------------------------------------------
             Company.
             -------

             Inapplicable


Item 8.      Identification and Classification of Members of the Group.
------       ---------------------------------------------------------

             Inapplicable


Item 9.      Notice of Dissolution of Group.
------       ------------------------------

             Inapplicable


Item 10.     Certification.
-------      -------------

             (a)      Inapplicable

             (b)      Inapplicable

------------------------------------            --------------------------------
CUSIP No.       425885 10 0                             Page 6 of 6 Pages
------------------------------------            --------------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2006
-----------------
Date




/s/ Neil J. Hennessy
--------------------
Neil J. Hennessy